Exhibit 99.1

Signature Group Holdings, Inc. Reports Third Quarter 2012 Results

— Sequential Quarterly Improvement in Loss Per Share —

— Record Sales at NABCO —

SHERMAN OAKS, Calif., November 9, 2012 — Signature Group Holdings, Inc. (OTCQX: SGGH), a diversified business and financial services enterprise with current principal activities in industrial distribution and special situations financings, today announced financial results for the third quarter ended September 30, 2012.

The Company’s net loss for the third quarter of 2012 was $2.6 million, or $0.02 per share, a reduction from the second quarter net loss of $3.9 million, or $0.03 per share, but a decrease of $3.9 million from the $1.3 million net earnings, or $0.01 per share, reported for the third quarter of 2011. Total revenues from continuing operations rose to a record $11.3 million in the third quarter of 2012, compared to $9.8 million in the second quarter of 2012 and $7.3 million in the third quarter of 2011.

“The third quarter was most noteworthy for the continuing strong growth and financial performance of NABCO, our industrial distribution subsidiary, the remediation of the previously reported material weakness in internal controls, as well as our progress toward resolving outstanding litigation and reducing reliance on outside consultants,” stated Craig Noell, CEO of Signature Group Holdings. “Additionally, with the proxy contest now behind us, management and our new Board have been able to focus much more of our collective efforts on seeking acquisitions to grow the business and to take advantage of our unique tax situation.”

Quarterly Results

Total revenues from continuing operations rose to $11.3 million in the third quarter of 2012, compared to $7.3 million in the third quarter of 2011, primarily due to the inclusion of NABCO as an operating segment for the full quarter in 2012, as compared to the period from July 29, 2011, the acquisition date, to September 30, 2011. On a sequential basis, total revenues increased $1.5 million, or 15.9%, from the second quarter of 2012, primarily due to a seasonally strong performance by NABCO.

Cost of goods sold increased to $6.5 million during the third quarter of 2012, as compared to $3.8 million in the third quarter of 2011, primarily due to NABCO’s full quarter. On a sequential basis, cost of goods sold increased $0.8 million, or 13.2%, from the second quarter of 2012 due to higher sales at NABCO.

Selling, general and administrative expenses were $0.9 million in the third quarter of 2012, in line with the previous quarter and a more normalized level than the $1.5 million reported for the third quarter in 2011.

Compensation expense was $2.2 million in the third quarter of 2012, as compared to $2.0 million in the third quarter of 2011 and the sequential quarter.

Professional fees decreased to $1.6 million in the third quarter of 2012, as compared to $1.9 million in the third quarter of 2011 and $2.1 million reported in the second quarter of 2012. The decrease is primarily related to substantially lower accounting, legal and other compliance expenses associated with SEC filings and transaction costs, partially offset by $0.6 million of costs related to the Company’s 2012 proxy contest.

Other expense was $0.8 million in the third quarter of 2012, as compared to other income of $4.6 million in the third quarter of 2011, primarily due to a $3.6 million swing in the valuation of the common stock warrant liability due to the increase in Signature’s common stock price and also a nonrecurring $1.4 million gain on sale of premises.

The loss from continuing operations was $2.3 million in the third quarter of 2012, as compared to earnings of $3.8 million in the third quarter of 2011. Loss from discontinued operations, net of income taxes was $0.3 million in the third quarter compared to $2.5 million in the third quarter of 2011.

At the end of the third quarter, the Company had $50.5 million in cash and cash equivalents as compared to $52.4 million at December 31, 2011. Total debt was $47.8 million, a reduction of $7.9 million from the $56.7 million reported at December 31, 2011. Additionally, Signature has federal net operating loss tax carryforwards of approximately $882 million.

Operating Segment Review

NABCO

NABCO demonstrated solid organic growth in the third quarter, generating quarterly net sales of $10.2 million, an increase of $1.1 million over the second quarter of 2012. Although NABCO was only partially included in Signature’s operations in the third quarter of 2011, the Company estimates that NABCO’s third quarter sales increased by 11.7% compared to last year. NABCO’s strongest quarters historically have been the second and third due to increased circuit breaker sales activity during the summer season.

Gross margin in the third quarter of 2012 was 37.1%, in line with NABCO’s gross margin of 37.8% reported in the second quarter of 2012.

Net earnings for the third quarter of 2012 were $0.9 million and Adjusted EBITDA was $2.6 million, reflecting an improvement from net earnings of $0.7 and Adjusted EBITDA of $2.2 million reported in the previous quarter. Given certain changes in cost structure at NABCO since Signature’s acquisition in July 2011, year-over-year comparisons of net earnings and Adjusted EBITDA are not meaningful.

NABCO’s strong operating performance enabled it to reduce its debt by $2.9 million during the third quarter of 2012. NABCO fully paid off its revolving line of credit and maintains ongoing borrowing capacity of $7.5 million.

Signature Special Situations

Signature Special Situations generated net income of $0.3 million in the third quarter of 2012, a decrease of $1.4 million from the third quarter of 2011, primarily as a result of a $0.5 million decrease in revenue and other income and a $0.9 million increase associated with a change in its internal allocation of interest and income tax expense.

Discontinued Operations

Loss from discontinued operations, net of income taxes was $0.3 million, a decrease of $2.2 million from the third quarter of 2011, primarily as a result of a $1.4 million decrease in total expenses, a $0.2 million decrease in reorganization items, net, and a $0.6 million decrease in income tax expense.

About Signature Group Holdings, Inc.

Signature is a diversified business and financial services enterprise with current principal activities in industrial distribution and special situations financings. Signature has significant capital resources and is actively seeking both acquisitions and growth opportunities for its existing businesses. Signature has federal net operating loss tax carryforwards of approximately $882 million. For more information about Signature, visit its corporate website at www.signaturegroupholdings.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.

Source

Signature Group Holdings, Inc.

Contact

Signature Group Holdings, Inc.

Jeff Crusinberry, SVP and Treasurer

(805) 435-1255

invrel@signaturegroupholdings.com

(Tables to follow)

* * *

Signature Group Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	September 30,
(Dollars in thousands, except per share amounts)	2012	2011
Revenues:
Net sales	$10,280	$6,309
Interest	1,058	1,024

Total revenues	11,338	7,333

Expenses:
Cost of goods sold	6,482	3,772
Selling, general and administrative	941	1,498
Compensation	2,239	1,954
Professional fees	1,559	1,945
Amortization of intangibles	605	649
Interest	1,012	952

Total expenses	12,838	10,770

Other income (expense):
Discount recognized on payoff of loans receivable, net	60	—
Change in market valuation allowance on loans held for sale, net	—	421
Change in fair value of common stock warrant liability	(850)	2,803
Gain (loss) on investment securities, available for sale	—	71
Gain on sale of premises	—	1,388
Other income (expense)	(56)	(47)

Total other income (expense)	(846)	4,636

Earnings (loss) from continuing operations before reorganization items, net and income taxes	(2,346)	1,199
Reorganization items, net	—	63

Earnings (loss) from continuing operations before income taxes	(2,346)	1,136
Income tax benefit	(60)	(2,650)

Earnings (loss) from continuing operations	(2,286)	3,786
Loss from discontinued operations, net of income taxes	(342)	(2,542)

Net earnings (loss)	(2,628)	1,244
Loss attributable to noncontrolling interest	—	(31)

Net earnings (loss) attributable to Signature Group Holdings, Inc.	$(2,628)	$1,275

EARNINGS (LOSS) PER SHARE:
Basic and diluted:
Earnings (loss) from continuing operations	$(0.02)	$0.03
Loss from discontinued operations, net of income taxes	—	(0.02)

Net earnings (loss) attributable to Signature Group Holdings, Inc.	$(0.02)	$0.01

Signature Group Holdings, Inc.

Consolidated Balance Sheets

	September 30,	December 31,
(Dollars in thousands, except per share amounts)	2012	2011
	(Unaudited)
ASSETS
Cash and cash equivalents	$50,537	$52,439
Investment securities, available for sale	5,497	4,991
Loans held for sale, net	26,168	3,750
Loans receivable, net	—	20,317
Trade and other receivables, net	4,678	4,112
Inventories	8,947	8,681
Intangible assets, net	5,139	6,978
Goodwill	18,180	18,180
Other assets	4,646	2,754
Assets of discontinued operations	3,237	20,816

TOTAL ASSETS	$127,029	$143,018

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Lines of credit	$—	$5,116
Accrued expenses and other liabilities	4,512	5,916
Contingent consideration	3,822	3,597
Long-term debt	47,828	51,613
Common stock warrant liability	2,850	1,403
Liabilities of discontinued operations	10,387	11,536

TOTAL LIABILITIES	69,399	79,181
TOTAL SHAREHOLDERS’ EQUITY	57,630	63,837

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$127,029	$143,018

Signature Group Holdings, Inc.

Segment Statements of Operations

(Unaudited)

	Continuing Operations
(Dollars in thousands)	Signature Special Situations	NABCO	Cosmed	Corporate and Other	Eliminations	Total	Discontinued Operations	Total
Three Months Ended September 30, 2012
Net sales	$—	$10,203	$77	$—	$—	$10,280	$—	$10,280
Interest	1,202	—	—	287	(431)	1,058	3	1,061
Gain on loans held for sale	—	—	—	—	—	—	110	110
Other, net	—	—	—	—	—	—	569	569

Total revenues	1,202	10,203	77	287	(431)	11,338	682	12,020

Cost of goods sold	—	6,416	66	—	—	6,482	—	6,482
Selling, general and administrative	34	430	37	440	—	941	97	1,038
Compensation	—	623	59	1,557	—	2,239	—	2,239
Professional fees	1	158	17	1,383	—	1,559	1,137	2,696
Amortization of intangibles	—	587	18	—	—	605	—	605
Interest	270	276	59	838	(431)	1,012	—	1,012

Total expenses	305	8,490	256	4,218	(431)	12,838	1,234	14,072

Other income (expense)	80	(76)	—	(850)	—	(846)	—	(846)

Earnings (loss) before reorganization items, net and income taxes	977	1,637	(179)	(4,781)	—	(2,346)	(552)	(2,898)
Reorganization items, net	—	—	—	—	—	—	(210)	(210)

Earnings (loss) before income taxes and loss attributable to noncontrolling interest	977	1,637	(179)	(4,781)	—	(2,346)	(342)	(2,688)
Income tax expense (benefit)	664	741	—	(1,465)	—	(60)	—	(60)

Net earnings (loss)	313	896	(179)	(3,316)	—	(2,286)	(342)	(2,628)
Loss attributable to noncontrolling interest	—	—	—	—	—	—	—	—

Net earnings (loss) attributable to Signature Group Holdings, Inc.	$313	$896	$(179)	$(3,316)	$—	$(2,286)	$(342)	$(2,628)

Signature Group Holdings, Inc.

Segment Balance Sheets

(Unaudited)

	Continuing Operations
(Dollars in thousands)	Signature Special Situations	NABCO	Cosmed	Corporate and Other	Eliminations	Total	Discontinued Operations
September 30, 2012
Cash and cash equivalents	$3,071	$522	$36	$46,908	$—	$50,537	$111
Investment securities, available for sale	5,497	—	—	—	—	5,497	—
Loans receivable, net	26,168	—	—	—	—	26,168	—
Trade and other receivables, net	—	4,632	7	39	—	4,678	—
Inventories	—	8,238	709	—	—	8,947	—
Intangible assets, net	—	4,924	215	—	—	5,139	—
Goodwill	—	17,780	400	—	—	18,180	—
Deferred tax assets	—	—	—	2,437	(2,437)	—	—
Loans held for sale, net	—	—	—	—	—	—	93
Real estate owned, net	—	—	—	—	—	—	870
Intercompany receivable	6,874	—	—	22,918	(29,792)	—	—
Other assets	3,701	577	8	4,164	(3,804)	4,646	2,163

Total assets	$45,311	$36,673	$1,375	$76,466	$(36,033)	$123,792	$3,237

Accrued expenses and other liabilities	$7	$5,395	$42	$2,861	$(3,804)	$4,501	$2,637
Contingent consideration	—	3,822	—	—	—	3,822	—
Long-term debt	—	10,582	—	37,246	—	47,828	—
Common stock warrant liability	—	—	—	2,850	—	2,850	—
Repurchase reserve	—	—	—	—	—	—	7,750
Deferred tax liabilities	1,133	1,315	—	—	(2,437)	11	—
Intercompany payable	22,110	4,425	2,467	790	(29,792)	—	—

Total liabilities	$23,250	$25,539	$2,509	$43,747	$(36,033)	$59,012	$10,387

NON-GAAP FINANCIAL MEASURES

A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the balance sheets, statements of operations, or statements of cash flows (or equivalent statements); or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measures so calculated and presented. EBITDA and Adjusted EBITDA are not measures computed in accordance with GAAP. EBITDA and Adjusted EBITDA are presented and discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations because management believes they enhance the understanding of the financial performance of certain of the Company’s operating segments by investors and lenders. As a complement to financial measures provided in accordance with GAAP, management believes that EBITDA and Adjusted EBITDA assist investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability. Because EBITDA and Adjusted EBITDA are not measures computed in accordance with GAAP, they are not intended to be presented herein as a substitute for net earnings (loss) as indicators of operating performance. EBITDA and Adjusted EBITDA are primary performance measurements used by our senior management and the Company’s Board of Directors (“Board”) to evaluate certain operating results.

We calculate EBITDA and Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, or EBITDA, which is then adjusted to remove or add back certain items. These items are identified below in the reconciliation of net earnings (loss) to EBITDA and Adjusted EBITDA. Net earnings (loss) is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA.

Our calculation of EBITDA and Adjusted EBITDA may be different from the calculation used by other companies; therefore, they may not be comparable to other companies.

The following table presents our reconciliation of net earnings (loss) to EBITDA and Adjusted EBITDA for NABCO and Cosmed for the three months ended September 30, 2012:

(Dollars in thousands)	NABCO	Cosmed
Net earnings (loss)	$896	$(179)
Plus:
Interest	276	59
Taxes	741	—
Depreciation	16	1
Amortization of intangibles	587	18

EBITDA	2,516	(101)
Adjustments:
Change in fair value of contingent consideration	76	—

Adjusted EBITDA	$2,592	$(101)